MANAGED ASSET PORTFOLIOS’

CODE OF ETHICS
and
INSIDER TRADING POLICY

Adopted: January 1, 2001

Amended: December 31, 2010

Under the terms of the Investment Advisers Act of 1940, as amended (“Advisers Act”), Managed Asset Portfolios, LLC has an affirmative obligation to adopt policies and procedures to prevent its employees from violating the insider trading and other provisions of the federal securities laws and to keep records of personal transactions of Associates. The firm also has fiduciary responsibilities in providing investment management services to its clients.  Pursuant to and in recognition of the requirements of the Advisers Act and general fiduciary requirements, Managed Asset Portfolios, LLC has adopted this Code of Ethics and Insider Trading Policy (the “Policy”).

This Policy applies to all directors, officers, employees and members of the firm, including contractors with access to company/client data (collectively, “Associates”). It does not attempt to identify all possible conflicts of interest, and literal compliance with each of its specific provisions will not shield Associates from liability for personal trading or other conduct that violates a fiduciary duty to advisory clients. In order to facilitate familiarity and compliance with the Code, all associates are required to give written acknowledgement of receipt of the Code of Ethics and Insider Trading Policy and any amendments. In addition, each Associate is required by this Code to promptly report any violations of the Code to the Chief Compliance Officer.

I.

GENERAL POLICIES AND PRINCIPLES

Associates shall conduct themselves with integrity and act ethically in their dealings with clients, the public and fellow Associates. In addition, the interest of advisory clients should be placed first at all times.

A.

Compliance with Laws and Regulations

Associates shall maintain knowledge of and shall comply with all applicable laws and regulations of any governing agency or self-regulatory organization and shall comport themselves in conformity with standards or conduct promulgated by applicable professional or financial organizations.

B.

Responsibility of Management and Associates

Management shall establish, maintain and enforce this Policy, and relevant policies and procedures designed to implement the standards hereunder, to prevent the breach of any applicable laws and regulations.  Compliance is an individual responsibility.  Failure to comply with all rules and regulations will result in penalties up to and including termination.

C.

Investment Management

Associates engaged in any facet of investment management of client accounts shall exercise diligence and thoroughness in making investment recommendations, avoiding material misrepresentations and maintaining records to support the reasonableness of any such actions.  Such Associates shall deal fairly with all clients in disseminating investment recommendations and taking investment actions.

D.

Priority of Transactions

Associates shall ensure that transactions for clients shall have priority over transactions in securities or other investments in which Associates (and/or related parties) have beneficial interests.  The firm may manage accounts on a discretionary basis for Associates on a fee-paying or non-fee-paying basis (“Related Accounts”). Transactions for Associates and/or Related Accounts may not be given priority over other advisory client accounts. Transactions for Associates and/or Related Accounts are subject to preclearance, blackout periods and short-term trading prohibition if the Associate directs the trade or is consulted prior to placing the trade. To the extent feasible, transactions for Associates and/or Related Accounts should be aggregated with transactions for client accounts placed that day, provided that (i) other advisory clients are able to complete their order and (ii) the Associates and/or Related Account receives the average price and prevailing commission rates negotiated with its broker.  To the extent that transactions are not aggregated, then transactions for Associates and/or Related Accounts shall be placed after all transactions for other advisory client accounts in the same security have been placed on that day. Management of the firm shall take appropriate measures to ensure that all Associates abide by the highest ethical standards, in conformity with all applicable government laws and regulations, as well as firm policies and procedures.

E.

Conflicts of Interest

Associates shall make every effort to avoid even the appearance of conflict of interest in the conduct of their duties.  Associates shall disclose to the Compliance Officer and clients any conflict of interest. No Associate should serve on boards of directors of publicly traded companies without prior authorization from the Chief Compliance Officer, who would base his or her determination upon whether the board service would be consistent with the interests of the Advisor and its clients.

F.

Preservation of Confidentiality

Associates shall preserve the confidentiality of all information communicated by clients concerning matters within the scope of the advisory relationship, as well as personal and financial information about clients derived from the advisory relationship.  Associates shall not discuss with or otherwise inform any party about securities positions or contemplated securities transactions in client accounts except as required by law or as necessary to perform the firm’s duties under its advisory agreements.

G.

Professional Misconduct

Associates shall not commit any felony, misdemeanor or other criminal act that upon conviction materially reflects adversely on his/her honesty or trustworthiness, nor shall he or she engage in conduct involving dishonesty, fraud, deceit or misrepresentation.

H.

Gifts

No Associate shall seek or accept gifts, entertainment, hospitality or other things of more than de minimis value from broker-dealers or other entities that do business with the firm.  Any such gifts or other things of value shall be considered de minimis if the aggregate fair market of items received from a single entity do not exceed $250 in any calendar year.  This section shall not preclude Associates from receiving customary business amenities from broker-dealers or service providers so long as such amenities are business-related (e.g., meals or receptions in connection with a seminar).

II.

USE OF MATERIAL NONPUBLIC INFORMATION

Associates shall comply with all government laws and regulations and the firm’s policies and procedures relating to the use and communication of material nonpublic information and the receipt of “selective disclosure.”  An overview of the insider trading laws is attached as Exhibit A.  Associates shall not trade securities for their own accounts or for the accounts of clients while in possession of material nonpublic information, or communicate material nonpublic information in breach of a duty.  In addition, care should be taken that such information is secure.  For example, access to computer and hard-copy files containing material nonpublic information should be restricted.

If you believe you have received potential inside information, you should refrain from trading and report such event to the Chief Compliance Officer.  Portfolio managers and analysts who receive such information from corporate insiders and believe they may have received such information “selectively” should refrain from trading and advise the Chief Compliance Officer.

III.

  PERSONAL SECURITY TRADING GUIDELINES

No Associate will trade for his or her personal account based on knowledge of trades by any client account managed.  Associates are expected to maintain the highest standards of personal integrity in regard to any personal securities activities.  The mere appearance of impropriety is to be avoided due to the position of public trust in which the firm operates.

These guidelines are designed to provide rules governing the purchase and sale of individual securities by Associates who may have access to sensitive investment information.  They apply to all purchases and sales of securities and their derivatives unless specifically exempted below. All personal securities transactions must be conducted consistent with this Code and in such manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility.

A.

Reporting Requirements

1.

Initial and Annual Holdings Reports

a)

Upon commencement of employment and annually thereafter, each Associate shall submit to the Chief Compliance Officer a report of all holdings, except for securities held in accounts over which Associate has no direct or indirect influence or control. This report may be in the form of a brokerage statement provided it contains the following requirements:

(1)

the title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each holding in which the Associate has any direct or indirect beneficial ownership;

(2)

the name of any broker, dealer or bank with whom the Associate maintains an account in which any holdings are held for the Associate’s direct or indirect benefit; and

(3)

the date the Associate submits the report.

b)

Associates shall provide the holdings reports to the Chief Compliance Officer:

(1) No later than 10 days after commencement of employment, with the reported information current as of a date no more than 45 days prior to the date the person becomes an Associate.

(2) Annually, within 10 calendar days after the last day of each calendar year, with the information current as of a date no more than 45 days prior to the date the report was submitted.

(3) In combination with the submission of the above holding reports, employees shall sign a confirmation of reportable securities after commencement of employment and annually thereafter. A copy of this form is attached herein as Exhibit B.

(c)

Any report submitted pursuant to this Section may contain a statement that the report will not be construed as an admission by the Associate making the report that the Associate has any direct or indirect Beneficial Ownership in the Reportable Security to which the report relates.

2.

Quarterly Transaction Reports

a)

On a quarterly basis, providing there has been no activity, each Associate shall submit to the Chief Compliance Officer a report covering securities in which the Associate had or as a result of the transaction acquired any direct or indirect Beneficial Ownership in the securities, except for transactions in securities held in accounts over which the Associate has no direct or indirect influence or control. This report may be in the form of a brokerage statement provided it contains the following requirements:

(1)

the date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, interest rate and maturity date and number of shares, and the principal amount of each Reportable Security involved;

(2)

the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

(3)

the price at which the transaction was effected;

(4)

the name of the broker, dealer, bank or other party with or through whom the transaction was effected; and

(5)

the date the Associate submits the report.

Note: If there is activity in the account, this report should be provided monthly, as the Advisor’s current custodian (Schwab) provides detailed activity on a monthly basis and therefore, quarterly statements do not detail all quarterly transactions.

b)

Associates shall submit transaction reports to the Chief Compliance Officer no later than 30 days after the end of the calendar quarter that the report covers, and such report must cover at a minimum, all transactions during the quarter.

c)

An Associate need not submit a transaction report pursuant to the requirements of this section, if:

(1)

the reportable transaction was effected pursuant to an Automatic Investment Plan; or

(2)

the transaction report would duplicate information contained in broker trade confirmations or account statements that are held in the Advisor’s records and are received no later than 30 days after the end of the applicable calendar quarter.

d)

Any report submitted pursuant to this Section may contain a statement that the report will not be construed as an admission by the Associate making the report that the Associate has any direct or indirect Beneficial Ownership in the Reportable Security to which the report relates.

3.

Review of Reports

a)

The Chief Compliance Officer or any such person or persons designated by the Chief Compliance Officer shall review all initial and annual holdings reports and transaction reports submitted by Associates to assess whether the Associate followed all required procedures.

b)

The review should also assess whether the Associate’s personal trading mirrors the trades made for clients, and if so whether the clients are receiving terms as favorable as the Associate; periodically analyze the Associate’s trading for patterns that may indicate abuse, including market timing; investigate any substantial disparities between the performance of the Associate’s own account and the performance of client accounts; and investigate any substantial disparities between the percentage of an Associate’s personal trades that are profitable versus the percentage of client trades that are profitable.

B.

Exempt Securities

These guidelines do not apply to individual purchases or sales in open-end mutual funds, money market instruments (e.g., certificates of deposit and commercial paper), U.S. government securities, shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, or derivative securities of any of the foregoing.  Holdings and transactions in these securities are not required to be reported.

1.

Exempted Transactions

Sections C through E of these guidelines do not apply to the following transactions:

a)

Purchases that are part of a dividend reinvestment program;

b)

Purchases or sales that are non-volitional on the part of the Associate;

c)

Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of securities, to the extent such rights were acquired from such issuer, and sales of rights so acquired; and

d)

Transactions in index-based securities (e.g., SPDRs, DIAMONDs, & WEBs), options on securities indexes, or stock index futures.

Transactions in securities purchased or sold pursuant to (a) through (d) above must be reported in the form of a brokerage statement.

C.

Preclearance

All purchases and sales of individual reportable securities, including put and call transactions, must be precleared by the Chief Compliance Officer or her designee.  Preclearance is effective only for the day it is granted.  Employees are required to submit an Employee Securities Transaction Request Form for each request. If oral or email preclearance is given by the Chief Compliance Officer or her designee, this form MUST subsequently be completed and forwarded to the compliance staff for their review and completion of the form in a timely fashion as it is necessary for books and records retention requirements. Failure to do so will be taken seriously. Associates are required to retain all investment accounts that contain Reportable Securities at the Firm’s custodian (currently Schwab). In the event a transaction cannot be completed at Schwab, employees will be allowed to place trades through another broker-dealer provided that MAP’s Chief Compliance Officer receives duplicate copies of all statements from the executing broker. Such exceptions will be reviewed on a case by case basis. All personal transactions of Associates placed through the Firm’s trading desk are subject to Section 1. D (Priority of Transactions). Associates must place their trade within the same day of receiving preclearance. If the order is not placed within that period, the Chief Compliance Officer will retain the original preclearance form (along with all other preclearance forms) for the file, and the Associate must obtain a new form before the new transaction is placed.  Preclearance may not be authorized if the firm is working on an order for client(s) in the security for which the trade is being requested. In addition, associates are prohibited from participating in Initial Public Offerings or in Limited Offerings unless authorized by the Chief Compliance Officer.

Separately, should employees choose to engage in risky trades or strategies, such as those that are placed on margin, such employees run the risk of NOT receiving preclearance for their trades in the case of securities held by clients. As such, employees with existing positions in client-held securities are urged to utilize restraint when executing these types of transactions. Additionally, going forward, it is recommended that employees who utilize margin in their personal accounts do NOT transact in securities held by clients in these types of accounts in order to prevent conflicts of interest.

D.

Blackout Periods

In addition to the purchase and sale restrictions noted above, no portfolio manager or equity analyst may purchase or sell a security for his or her own account within seven (7) calendar days before and after the account he or she manages or supports trades in that security if the personal transaction is inconsistent with client trading.  If the personal trade is consistent with client trading and has been precleared pursuant to these procedures, then associates may purchase or sell on the same day as clients provided that (i) the associate’s order is bunched with client’s orders (if applicable), (ii) clients are able to fully complete their orders, and (iii) the associate receives the average price and prevailing commission negotiated with his/her broker for the transactions in that security for that day.

E.

Short-Term Trading

Associates may not profit from the purchase and sale, or sale and purchase, of the same securities within a period of 30 calendar days, if a client held or traded in the security during the 30-day period. In addition, associates may not profit from the purchase and sale, or sale and purchase, of the same securities within a period of 15 calendar days if a client does not hold or trade in the security during the 15-day period. These prohibitions include any derivative or market equivalent of the security, such as options and futures. Profits recognized in such fashion will be required to be disgorged to a charitable organization.

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IV.

MONITORING

The Chief Compliance Officer of Managed Asset Portfolios will monitor the observance of this Policy and is authorized to modify these requirements upon proper disclosure and under appropriate circumstances.

V.

RECORDS

Records may be maintained on microfilm or such other medium permitted under Rule 204-2(g) of the Investment Advisers Act of 1940.  Unless otherwise required, all records maintained pursuant to this Section shall be retained for five years in an easily accessible place, the first two years in an appropriate office of the Firm. The Firm shall maintain the following records:

A.

A copy of this Code and any other code which is or at any time within the past five years has been, in effect;

B.

A record of any violation of the Code, and any action taken as a result of the violation;

C.

A record of all written acknowledgments of receipt of the Code of Ethics and Insider Trading Policy required of each Associate who is currently, or within the past five years was, an Associate of the Firm.

D.

A record of each report made by an Associate pursuant to Section III, Item 1 of this Code, including any information provided in lieu of such reports; and

E.

A record of the names of persons who are currently, or within the past five years were, Associates of the Firm.

VI.

  DEFINITIONS

A.

“Automatic Investment Plan” is a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation.  An automatic investment plan includes a dividend reinvestment plan.

B.

“Beneficial Ownership” of a security shall be determined hereunder in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 in determining whether a person has beneficial ownership of a security for purposes of Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder, except that the determination of direct or indirect beneficial ownership shall apply to all securities which the person has or acquires.  Specifically, a person will be regarded as having beneficial ownership of (i) any Reportable Security, title to which can vest or revest in that person, (ii) any Reportable Security held in another’s name, if, by reason of any contract, understanding, relationship, agreement or other arrangement, the person obtains therefrom benefits substantially equivalent to those of ownership, and (iii) any Reportable Security owned by (A) the person’s spouse or minor children, (B) a trust of which the person, or the person’s spouse or minor children, is or are named (individually or by class) as beneficiaries and have a present beneficial interest, or (C) immediate family members (children, stepchildren, grandchildren, parents, stepparents, grandparents, siblings, mothers-in-law, fathers-in-law, sons-in-law, daughters-in-law, brothers-in-law, sisters-in-law, including adoptive relationships) of the person who share the person’s home.

C.

“Federal Securities Laws” are the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Investment Advisers Act of 1940, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the Commission under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the Securities and Exchange Commission or the Department of the Treasury.

D.

“Initial Public Offering” means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934.

E.

“Limited Offering” means an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) or pursuant to Rules 504, 505 or 506 thereunder.

F.

The term “purchase or sale of a security” includes, among other things, the writing of an option to purchase or sell a security.

G.

“Reportable Security” means a security as defined in section 202(a)(18) of the Investment Advisers Act of 1940 and generally includes all securities.

Exhibit A

Insider Trading Policy: Overview of the Law

Overview

The term “insider trading” is not defined in the federal securities laws, but generally is used to refer to the improper use of material nonpublic information to trade in securities (whether or not one is an “insider”) or to communications of material nonpublic information to others.  The basic concepts of insider trading have been developed and continue to evolve through decisions in court cases.  While the law concerning insider trading is not static, it is generally understood that the law prohibits:

a.

trading in the securities of a company by an insider of the company while he is in possession of material nonpublic information; or

b.

trading by a non-insider, while in possession of material nonpublic information, where the information either was disclosed to the non-insider in violation of an insider’s duty to keep it confidential or was misappropriated; or

c.

communicating material nonpublic information to others.

The elements of insider trading and the penalties for such unlawful conduct are discussed below.  If, after reviewing this policy statement, you have any questions, you should consult the Compliance Officer.

Who Is an Insider?

The concept of “insider” is broad.  It includes officers, directors and employees of a company and may include principal shareholders.  In addition, a person can be a “temporary insider” if he or she enters into a special confidential relationship in the conduct of a company’s affairs and as a result is given access to information solely for the company’s purposes.  A temporary insider can include, among others, a company’s attorneys, accountants, consultants, bank lending officers and the employees of such organizations.  The firm may become a temporary insider of a company it advises, in which it holds a substantial interest or for which it performs other services.  According to Supreme Court decisions, the company must expect the outsider to keep the disclosed nonpublic information confidential, and the relationship must at least imply such a duty before the outsider will be considered an insider.

A typical breach of duty arises when an insider, such as a corporate officer, purchases securities of his corporation on the basis of material nonpublic information.  Such conduct breaches a duty owed to the corporation’s shareholders.  The duty breached, however, need not be owed to shareholders in order to support liability for insider trading.  Lower court decisions hold that, under a “misappropriation” theory, an outsider may be liable if he breaches a duty to anyone by:  (i) obtaining information improperly or (ii) using information that was obtained properly for an improper purpose.  For example, an analyst who trades in breach of a duty owed either to his employer or his client may be liable under a misappropriation theory.  The role of analysts and their ability to obtain access to corporate insiders has been subject to considerable scrutiny recently, and regulations limiting corporate insiders’ ability to communicate with analysts “selectively” are limited by recent legislation.  Analysts should advise the Chief Compliance Officer if they believe they have been the recipients of “selective” disclosure.

The situation in which a person can trade while in possession of material nonpublic information without breaching a duty are so rare, complex and uncertain that the only safe course is not to trade, tip or recommend securities while in possession of material nonpublic information.

Moreover, trading in securities that are the subject of an actual or impending tender offer while in possession of material nonpublic information relating to the offer is illegal regardless of whether the information is a factor in the decision to trade.

What Is Material Information?

Trading on inside information is not a basis for liability unless the information is material.  “Material information” generally is defined as information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company’s securities when disclosed.  Information about companies that officers, directors and employees of the firm should consider material includes, but is not limited to: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems and extraordinary management developments.  The materiality of information relating to possible future events depends upon the likelihood that the event will occur and the significance of the event if it does occur.

Material information does not have to relate to a company’s business.  For example, in Carpenter v. U.S., 108 S. Ct. 316 (1987), the Supreme Court considered as material certain information about the contents of a forthcoming newspaper column that was expected to affect the market price of a security.  In that case, a reporter for The Wall Street Journal was found criminally liable for disclosing to others the dates that reports on various companies would appear in the Journal and whether those reports would be favorable or not.

Many recent insider trading cases have involved trading in securities that were the subject of actual or impending tender offers.  Tender offers are subject to particularly strict regulation under the securities laws.  Under no circumstances should you trade in securities while in possession of material nonpublic information regarding a potential tender offer.

What Is Nonpublic Information?

Information is nonpublic until it has been effectively communicated to the marketplace.  One must be able to point to some fact to show that the information is generally public.  For example, information found in a report filed with the SEC, or appearing in the national business and financial newswire services (Dow Jones or Reuters Economic Services), The Wall Street Journal or other publications of general circulation would normally be considered public.

Penalties for Insider Trading

Penalties for trading on or communicating material nonpublic information are severe, both for individuals involved in such unlawful conduct and their employers.  A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation.  Penalties include:

a.

civil injunctions,

b.

treble damages,

c.

disgorgement of profits,

d.

jail sentences,

e.

fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited, and fines for the employer or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided.

Exhibit B

ANNUAL CONFIRMATION FOR MANAGED ASSET PORTFOLIO, LLC
CODE OF ETHICS (THE “CODE”)

I have carefully read and understand the Code.  I recognize that I must comply with the Code and that I am subject to the policies and procedures contained therein.  I understand that the policies and procedures stated in this Code are subject to change and that, from time to time, I may receive information about changes in the policies and procedures contained therein.

Please check EACH APPLICABLE item below:

□

I have reported all brokerage accounts since my last Confirmation which are required to be reported pursuant to the Code, and brokerage statements submitted to compliance represent a complete record of all of my personal securities transactions and holdings held in such accounts.

□

I do not hold any personal securities, and have not conducted any personal securities transactions, outside of the forgoing brokerage accounts.

□

I hold personal securities outside of such brokerage accounts and such holdings as of the end of the calendar year are reported on Appendix A.  All personal securities transactions conducted outside of such brokerage statements were reported in accordance with the Code.

______________________________

________________________

Covered Person’s Name (please print)

Date of Confirmation

______________________________

Covered Person’s Signature

Appendix A